Exhibit 99.1

Press Release

Investor Relations and Media Contact:

Judy A.E. Dale

Vice President, Marketing Communications &

Investor Relations

Credence Systems Corporation

Phone: 408-635-4309

FAX: 408-635-4986

E-mail: judy_dale@credence.com

Credence Anticipates Lower Than Expected Fourth Quarter

Fiscal Year 2005 Operating Results

MILPITAS, California, November 17, 2005 — Credence Systems Corporation (Nasdaq: CMOS) a leading provider of test solutions from design to production for the worldwide semiconductor industry, today announced that, based on preliminary results, it expects its fourth quarter revenues to meet the Company’s guidance but that its operating results will fall short of expectations. Based solely on information available to date, revenue for the fourth quarter of fiscal 2005 is expected to be approximately $121 million with a net loss in the range of $19 million to $23 million. On a non-GAAP basis, the Company expects a net loss in the range of $3 million to $7 million. The non-GAAP estimate excludes charges or credits related to the Company’s acquisition of NPTest and restructuring activities.

“Although we saw sequential improvement in revenues from our SoC and analog mixed-signal businesses during the fourth quarter, our operating results have been adversely affected by a number of factors,” said Dave Ranhoff, president and chief executive officer of Credence Systems Corporation. “These included delays in shipments of higher margin products to IDM customers, less-than-desired gross margins resulting from a shift in our product mix, charges associated with the completion of a year-end physical inventory audit, and restructuring charges, including other expenses linked to the terminations of several outsourcing relationships.”

The currently expected fourth quarter results for fiscal year 2005 are preliminary only and are subject to further review upon completion of customary closing and review procedures by management and the Company’s independent auditors. Credence will release its fourth quarter and fiscal year 2005 earnings on Thursday, December 8, 2005, following the close of the financial markets. The Company’s earnings conference call will be broadcast simultaneously over the Internet at approximately 2:00 p.m. PDT. Please visit www.credence.com to access the call. If you have any questions or comments, please contact Judy Dale at 408-635-4309.

The replay runs through January 8, 2006, 12:00 p.m. PDT and is available at www.credence.com or:

The replay number is:

Domestic:	1-888-286-8010	Passcode: 51133502
International:	1-617-801-6888	Passcode: 51133502

About Credence

Credence Systems Corporation is an industry leading provider of debug, characterization and ATE solutions for the global semiconductor industry. With a commitment to applying innovative technology to lower the cost-of-test, Credence delivers competitive cost and performance advantages to integrated device manufacturers (IDMs), wafer foundries, outsource assembly and test (OSAT) suppliers and fabless chip companies worldwide. A global, ISO 9001-certified company with a presence in 20 countries, Credence is headquartered in Milpitas, California. More information is available at http://www.credence.com.

GAAP versus non-GAAP Results

In addition to disclosing expected preliminary results that are determined in accordance with GAAP, Credence also has disclosed non-GAAP expected preliminary results of operations that exclude certain charges and credits. A detailed reconciliation of the GAAP results to non-GAAP results will be provided in the Reconciliation of GAAP Condensed Consolidated Statements of Operations to Non-GAAP Condensed Consolidated Statements of Operations, to be included in the Company’s complete and final fourth quarter and fiscal year 2005 earnings release on Thursday, December 8, 2005. Investors are encouraged to review this reconciliation. Credence reports non-GAAP results in order to help the reader to better understand and assess operating performance. These results are provided as a complement to results provided in accordance with GAAP. Management believes the non-GAAP measure helps indicate underlying trends in the Credence business, and management uses non-GAAP measures to plan and forecast future periods, and to establish operational goals. Non-GAAP information is not determined using GAAP and should not be considered superior to or as a substitute for GAAP measures or data prepared in accordance with GAAP. Furthermore, non-GAAP information may not be comparable across companies, as other companies may use different non-GAAP adjustments.

Forward-Looking Statements

This release contains statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding expected revenue and expected net loss for the fourth quarter of fiscal 2005, the predicted reasons for such expected net loss including the delays in shipments of higher margin products to IDM customers, less-than-desired gross margins, charges associated with the completion of a year end physical inventory audit, and restructuring charges, including expenses related to the termination of several outsourcing relationships. These forward-looking statements involve important factors that could cause our actual results to differ materially from those in the forward-looking statements. Such important factors involve risks and uncertainties including, but not limited to, uncertainties related to the completion of customary closing and review procedures, including without limitation, the further review by the Company’s management and its independent auditors, the physical inventory audit, unanticipated additional costs accruals that may be associated with the termination of certain outsourcing relationships as well as possible additional accruals for SOX 404 expenses. Reference is also made to the discussion of risk factors detailed in our filings with the Securities and Exchange Commission, including our reports on Form 10-K and 10-Q. All expected revenue and operating results discussed in this release are based on limited information currently available to us, and are, therefore, subject to change. We will not necessarily update the information, since we are only to provide preliminary expected results as of this date. Actual events or results could differ materially and no reader of this release should assume that the information provided in this release is correct as of any subsequent date. Such information speaks only as of the date of this release.

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Credence is a registered trademark, and Credence Systems is a trademark, of Credence Systems Corporation. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.